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                                                                  EXHIBIT (a)(v)
                             SUNAMERICA SERIES TRUST

                     ESTABLISHMENT AND DESIGNATION OF SHARES
                             OF BENEFICIAL INTEREST

         The undersigned, being the Assistant Secretary of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.1 of the Declaration of Trust, dated September 9, 1992, as amended September 16, 1992 (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust, by Unanimous Written Consent dated March 1, 1996, the Declaration of Trust is amended as follows:

         (1) That the Fixed Income Portfolio shall be renamed "Corporate Bond Portfolio."

         (2) That four series of the Trust's unissued shares of beneficial interest, without par value, are hereby established to have all the rights and preferences described in the Declaration of Trust, to be designated as follows:

                 SunAmerica Balanced Portfolio
                 Aggressive Growth Portfolio
                 Federated Value Portfolio
                 Federated Utility Portfolio

         The actions contained herein shall be effective on or about June 1, 1996.

                                   By:  /s/ ROBERT M. ZAKEM
                                        -------------------
                                        Robert M. Zakem, Assistant Secretary
                                        SunAmerica Series Trust